AMENDMENT TO THE
MANAGED PORTFOLIO SERIES
FUND ADMINISTRATION SERVICING AGREEMENT

THIS AMENDMENT dated as of the 21st day of May, 2014, to the Fund Administration Servicing Agreement, dated as of April 6, 2011, as amended (the "Agreement"), is entered into by and between MANAGED PORTFOLIO SERIES, a Delaware statutory trust (the "Trust") and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company ("USBFS").

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the series of the Trust to add the
Muhlenkamp Fund; and

WHEREAS, Section 10 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree to amend the exhibits and add the following series to the Managed Portfolio Series:

Exhibit R, the Muhlenkamp Fund, is hereby added and attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

MANAGED PORTFOLIO SERIES	U.S. BANCORP FUND SERVICES, LLC

By: /s/ James R. Arnold	By: /s/ Michael R. McVoy

Name: James R. Arnold	Name: Michael R. McVoy

Title: President	Title: Executive Vice President

Exhibit R to the Managed Portfolio Series Fund Administration Servicing Agreement

Name of Series
Muhlenkamp Fund

Fund Administration and Chief Compliance Officer (CCO) Services
Fee Schedule at May, 2014

Annual Fee Based Upon Average Net Assets Per Fund
[…] basis points on the first $[…] million
[…] basis points on the next $[…] million
[…] basis points on the next $[…] billion
[…] basis points on the next $[…] billion
[…] basis point on the balance

Services Included in Annual Fee Per Fund
▪	Daily Performance Reporting – Daily pre and post-tax fund and/or sub-advisor performance reporting
▪	USBFS Legal Administration (e.g., registration statement update)

Chief Compliance Officer Annual Fees (Per Advisor Relationship/Fund)
▪	$[…] for the first fund (subject to Board approval)
▪	$[…] for each additional fund (subject to change based on Board review and approval)
▪	$[…] /sub-advisor per fund

Out-Of-Pocket Expenses
Including but not limited to postage, stationery, programming, special reports, proxies, insurance, EDGAR/XBRL filing, retention of records, federal and state regulatory filing fees, expenses from Board of directors meetings, third party auditing and legal expenses, wash sales reporting (GainsKeeper), tax e-filing, PFIC monitoring, conversion expenses (if necessary), and CCO team travel related costs to perform due diligence reviews at advisor or sub-advisor facilities.

Additional Services
Available but not included above are the following services – additional legal administration (e.g., subsequent new fund launch), daily compliance testing (Charles River), Section 15(c) reporting, equity & fixed income attribution reporting, electronic Board book portal (BookMark), and additional services mutually agreed upon.

Fees are calculated pro rata and billed monthly.

Fund Administration & Compliance Portfolio Services
Supplemental Services Fee Schedule at May, 2014

Section 15(c) Reporting
▪	$[…] /fund per report – first class
▪	$[…] /additional class report

Advisor’s Signature below acknowledges approval of the fee schedules on this Exhibit R.

Muhlenkamp & Company, Inc.

By: /s/ Anthony W. Muhlenkamp
Name: Anthony W. Muhlenkamp
Title: President, Muhlenkamp & Co., Inc.     Date: July 2, 2014